EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors Owens & Minor, Inc.:

We consent to incorporation by reference in the Registration Statement (No. 33-32497) on Form S-8 of Owens & Minor, Inc. of our report dated June 28, 2007, relating to the statements of net assets available for benefits of the Owens & Minor 401(k) Savings and Retirement Plan as of December 31, 2006 and 2005, the related statements of changes in net assets available for benefits for the years then ended, and the supplemental schedule of assets (held at end of year) as of December 31, 2006, which report is included in this annual report on Form 11-K.

/s/ KPMG, LLP

Richmond, Virginia

June 28, 2007

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